SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

June 8, 2005

Date of Report (Date of earliest event reported)

Hotel Outsource Management International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393
(State or Other Jurisdiction of	Commission File	(I.R.S. Employer
Incorporation or Organization)	Number	Identification No.)

80 Wall Street, Suite 815, New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

                   212-344-1600

                                                Registrant’s telephone number, including area code

                                  (Former Name or former Address, if Changed Since Last Report)

Item 8.01- Other Events

On June 8, Hotel Outsource Services, Inc., which is a subsidiary of Hotel Outsource Management International, Inc. (the “Corporation”) received from Horizon Challenges Investment Company Ltd. (“Horizon”) a loan in the amount of $425,000.

This completes the $1.1 million financing which Horizon undertook to provide to the Corporation (the “Financing”), pursuant to the Financing Agreement between them, dated as of March 1, 2005, as amended by the parties thereto, as reported by the Corporation on May 17, 2005 (the “Amendment”). Pursuant to the Amendment, the amount of financing which the parties had originally agreed would be provided by Horizon was reduced from $10 million to $1.1 million, as reported by the Corporation on May 17, 2005, after Horizon notified the Corporation that it does not have funds available to make the loans required by the Corporation.

In accordance with the Amendment:

•	The entitlement which was previously granted to Horizon to receive options to purchase shares of the Corporation, under certain conditions, has been cancelled.

•	The Corporation is no longer restricted from obtaining debt financing from third parties other than Horizon.

•	The Corporation is entitled to prepay the Financing, in whole or in part, without penalty, at any time following one year from the date it was loaned.

•
The clauses in the Financing Agreement and related documents in connection with liquidated damages and in relation to possible increase or decrease in the monthly sum of the repayments of the Financing have been cancelled.

•	The Corporation is now entitled to transfer any part of the Financing, from one hotel to another; upon certain conditions being met.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

June 8, 2005	Hotel Outsource Management International, Inc.

/s/ Jacob Ronnel
Name: Jacob Ronnel
Title: President and Chief Executive Office